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                                EXHIBIT 10(l)

                         TREASURY MANAGEMENT AGREEMENT


               THIS TREASURY MANAGEMENT AGREEMENT (this
"Agreement") is made and entered into as of the 17th day of June, 1992, by and between Manville Corporation, a Delaware corporation ("MVL"), and Rivervood International Corporation, a Delaware corporation ("Riverwood").


                                    RECITALS

               WHEREAS, prior to the effective date of this Agreement, MVL provided to Rivervood and its U.S. subsidiaries ("RIC") certain treasury management services; and

               WHEREAS, the parties hereto wish to formalize the relationship between MVL and RIC relating to the treasury management services; and

               WHEREAS, MVL and Riverwood have agreed that, pursuant to the terms of this Agreement, MVL will provide RIC with certain treasury management services on a fee basis.


                                   AGREEMENT

               NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                 1. Services.  In consideration for the payments described in
Section 6 below, MVL shall:

                         (i)  subject to Section 3 below, provide RIC
          with investment services (on substantially the same basis as provided to all other affiliates of MVL) for all RIC cash;

                         (ii) provide RIC with monthly reports summarizing RIC's cash transactions (the "Cash Management Report");


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        (iii)  provide RIC with banking services that coordinate all RIC relationships with banks, including the establishment of bank accounts, to insure that RIC obtains the same banking services that MVL receives;

         (iv) subject to Section 5 below, provide RIC with foreign currency exposure management services;

         (v) prepare RIC's loan compliance packages for RIC's loans described on Exhibit A hereto, as amended from time to time, obtain funding on behalf of RIC through short-term credit lines or other credit facilities, borrow funds for RIC under such credit facilities, make all RIC debt payments as required and assist RIC in preparing all due diligence packages for lenders; and

         (vi) provide RIC with a monthly analysis detailing the direct banking fees incurred by RIC.

               The services described in this Section 1 may be provided by (i) any affiliate or employees of MVL or its affiliates or (ii) any third party at the sole discretion of MVL.

                 2. Covenants of RIC. In order for MVL to provide each of the services described in Section 1 hereto, RIC hereby covenants and agrees to:

         (i) collect all cash receipts payable to RIC through lockbox services or other collection services provided by banks approved by MVL and thereafter transfer such cash receipts and all other amounts collected by RIC to the RIC concentration account established on behalf of RIC by MVL;

         (ii)  make all required payments only through banks approved by MVL;

         (iii) notify MVL of the settlement date, amount, payee bank, address, routing and transit number, payee account number and payee name for all payments made by electronic

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       funds transfer, at least one day prior to such payment and authorize such payment no later than 8:30 a.m. MT on the date of such transfer;

          (iv) provide MVL with an annual plan for cash flow projections and schedules and any additional reports requested by MVL;

          (v) accurately account for all cash transactions relating to RIC's operations;

          (vi) reconcile, on a monthly basis, the activity shown on the monthly statements received by RIC and its banks and the Cash Management Report and report any such discrepancies to the banks or MVL, as applicable;

          (vii) provide MVL with quarterly reports, no later than 30 days after the end of each calendar quarter, which detail all of RIC's petty cash and local depository accounts described in Section 4 below, including the bank name, address, services received, current balance of accounts, maximum balance of accounts, dollar value of services and bank contact officer; and

          (viii) notify MVL of any default or potential default by RIC under any financial or credit agreement or arrangement.

                 3. Investing. RIC's cumulative cash balance in all accounts, other than those described in Section 4 below, shall be netted daily by MVL against RIC's daily net cash activity (total cash receipts less total cash disbursements). All excess RIC funds shall be invested by MVL in separate accounts on behalf of RIC and shall not be commingled with any other funds invested by MVL. All RIC funds shall be invested in money market instruments approved by MVL in accordance with the investment policies established by MVL management for investment of MVL funds.

                 4. Additional Accounts. RIC may establish petty cash accounts and local depository accounts at local banks without MVL's approval to ensure that funds are available to cover minor operating expenses. Such


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accounts, however, shall only be established with mutually agreeable capped balances and operated as imprest accounts that are replenished solely to the extent vouchers and receipts are presented.

                 5. Foreign Currency Exposure Management. In the event that RIC has scheduled U.S. based foreign currency sales or purchases of a "significant size," MVL may hedge such transactions with forward contracts, firmly committed. A significant size is deemed to be greater than or equal to U.S. $50,000.00 equivalent. Shipments to various customers or invoices from various suppliers may be "bundled" into minimum material amounts for hedging purposes. If the cost of hedging is deemed to be too expensive, or the currency unacceptable, MVL will immediately notify RIC of the exception. At RIC's request, MVL will buy or sell foreign currency on a spot basis, or issue or collect foreign currency drafts.

                 6. Compensation for Services. On a monthly basis, MVL shall bill Riverwood for (i) all bank service charges attributable to RIC and
(ii) all of MVL's direct costs of providing the treasury management services attributable to RIC. In addition, Riverwood shall be billed for all of MVL's indirect costs of providing the services described herein to RIC. Indirect costs shall be allocated in a manner consistent with the parties' past practices. Riverwood shall, within 30 days of the receipt of such bills, pay to MVL all amounts set forth in such bills. MVL hereby acknowledges that Riverwood has paid, in full, all amounts owed by Riverwood to MVL relating to the treasury management services incurred by RIC prior to the effective date of this Agreement.

                 7. Limitation of Liability. Except as may be provided in Section 8 below, MVL, its affiliates, directors, officers, employees, agents or permitted assigns (each a "MVL Party") shall not be liable to RIC or any of RIC's affiliates, directors, officers, employees, agents or permitted assigns (each a "RIC Party") for any liabilities, claims, damages, losses or expenses, including, but not limited to, any special, indirect, incidental or consequential damages of a RIC Party arising in connection with this Agreement.





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                 8.       MVL Indemnification.  MVL shall indemnify, defend and
save harmless the RIC Parties from and against all liabilities, claims, damages, losses and expenses, including, but not limited to, court costs and reasonable attorney's fees, of third parties unrelated to any RIC Party caused by or arising in connection with the gross negligence or willful misconduct of MVL hereunder; unless such gross negligence or willful misconduct is caused by the acts or omissions of any RIC Party. Notwithstanding the foregoing, MVL shall not be liable for any special, indirect, incidental or consequential damages relating to such third party claims.

                 9. RIC Indemnification. Riverwood shall indemnify, defend, and save harmless the MVL Parties from and against all liabilities, claims, damages, losses and expenses, including, but not limited to, court costs and reasonable attorney's fees, of any kind or nature, caused by or arising in connection with RIC's failure to fulfill RIC's obligations hereunder; unless such failure is caused by the acts or omissions of any MVL Party. Notwithstanding the foregoing, Riverwood shall not be liable for any special, indirect, incidental or consequential damages relating to such claims.

                 10. Term of Agreement. This Agreement is effective June 17, 1992, and shall continue in full force and effect until terminated by mutual agreement or by either party upon 90 days' prior written notice to the other.

                 11. Information. Riverwood hereby covenants and agrees to provide MVL with all information regarding RIC and other assistance necessary for MVL to comply with all applicable, federal, state, county and local laws, ordinances, regulations and codes, including, but not limited to, securities laws and regulations.

                 12. Confidential Information. Riverwood and MVL hereby covenant and agree to hold in trust and maintain confidential all Confidential Information relating to the other party or any of their subsidiaries. Confidential Information shall mean all information disclosed by either party to the other in connection with this Agreement whether orally, visually, in writing or in any other tangible form, and includes, but is not limited to, technical, economic and business data, know-how, flow sheets, drawings, business plans, computer information





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data bases, and the like. Without prejudice to the rights and remedies otherwise available to any party to this Agreement, a party disclosing any Confidential Information shall be entitled to equitable relief by way of an injunction if any other party hereto breaches or threatens to breach any provision of this Section 12.

                 13. Assignment. RIC shall not assign or transfer any of RIC's rights or duties under this Agreement to any person or entity without the prior written consent of MVL.

                 14. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing will be duly given upon delivery, if delivered by hand or intercompany mail, or five (5) days after posting if sent by certified mail, return receipt requested to the following addresses:

                 MVL:


                          Manville Corporation
                          P.O. Box 5108
                          Denver, Colorado 80217
                          Attention: Banking and Financing

                 With a copy to:

                          Manville Corporation
                          P.O. Box 5108
                          Denver, Colorado 80217
                          Attention:       Legal Department

                 Riverwood:

                          Riverwood International Corporation
                          3350 Cumberland Circle
                          Suite 1600
                          Atlanta, Georgia 30330
                          Attention: Senior Vice President-Finance

                 With a copy to:

                          Riverwood International Corporation
                          3350 Cumberland Circle
                          Suite 1600
                          Atlanta, Georgia 30330
                          Attention:       Legal Department





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or to such other address as either party may have furnished to the other in writing in accordance with this Section 14.

                 15. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

                 16. Suspension. The obligations of any party to perform any acts hereunder may be suspended if such performance is prevented by fires, strikes, embargoes, riot, invasion, governmental interference, inability to secure goods or materials, or other circumstances outside the control of the parties.

                 17. Severability. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, the Agreement shall be construed as if not containing the particular invalid or unenforceable provision, and the rights and obligations of each party shall be construed and enforced accordingly.

                 18. Rights Upon Orderly Termination. Upon termination or expiration of this Agreement or any portion of the treasury management services described herein, each party shall, upon request, forthwith return to the other party all reports, paper, material and other information required to be provided to the other party by this Agreement. In addition, each party will assist the other in the orderly termination of this Agreement or any portion of the treasury management services described herein.

                 19. Amendment. This Agreement may only be amended by a written agreement executed by all of the parties hereto.

                 20. Entire Agreement. This Agreement, including any exhibits, constitutes the entire agreement between the parties, and supersedes all prior agreements, representations, negotiations, statements or proposals related to the subject matter thereof.





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                 21.      Counterparts.  This Agreement may be executed in
separate counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one agreement.





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                 IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives.




                                         MVL:


                                         Manville Corporation, a Delaware
                                         corporation

                                         By: /s/ Richard B Von Wald
                                            ----------------------------------
                                         Name: Richard B Von Wald
                                              --------------------------------
                                         Title: Senior Vice President
                                               -------------------------------


                                         Riverwood:

                                         Riverwood International Corporation,
                                         a Delaware corporation

                                         By: /s/ F R McCauley
                                            ----------------------------------
                                         Name: F R McCauley
                                              --------------------------------
                                         Title: Senior Vice President, Finance
                                               -------------------------------




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